Exhibit 10.25

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of May 21, 2019, by and between HCP TPSP, LLC, a Delaware limited liability company (“Landlord”), and INHIBRX, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.    Landlord and Tenant (as successor-in-interest to InhibRx, LP, a Delaware limited partnership) are parties to that certain Lease dated September 8, 2017 (the “Lease”), whereby Landlord leases to Tenant, and Tenant leases from Landlord, approximately 34,211 rentable square feet of space (the “Existing Premises”) consisting of the entire second (2nd) floor of that certain building located at 11025 North Torrey Pines Road, San Diego, California (the “Building”).

B.    Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 8,412 rentable square feet of space commonly known as Suite 140 and located on the first (1st) floor of the Building (the “Expansion Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.    Modification of Premises. Effective as of the date (the “Expansion Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Expansion Premises, and (ii) the date upon which the Expansion Premises are “Ready for Occupancy,” as that term is defined in Section 5.1 of the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), which Expansion Commencement Date is anticipated to be January 1, 2020, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 42,623 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises.”

3.    Expansion Term. The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and shall expire coterminously with Tenant’s Lease of the Existing Premises on the Lease Expiration Date (i.e., June 30, 2025), unless sooner terminated as provided in the Lease, as hereby amended.

4.    Base Rent.

4.1.    Existing Premises. Notwithstanding anything to the contrary in the Lease, as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease.

4.2.    Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Expansion Lease Year*	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot**
1	$388,634.40	$32,386.20	$3.85
2	$396,407.04	$33,033.92	$3.93
3	$404,335.20	$33,694.60	$4.01
4	$412,421.88	$34,368.49	$4.09
5	$420,670.32	$35,055.86	$4.17
6	$429,083.76	$35,756.98	$4.25

*

For purposes of this First Amendment, the term “Expansion Lease Year” shall mean each consecutive twelve (12) month period during the Expansion Term; provided, however, that the first (1st) Expansion Lease Year shall commence on the Expansion Commencement Date and end on the last day of the month in which the first anniversary of the Expansion Commencement Date occurs (or if the Expansion Commencement Date is the first (1st) day of a calendar month, then the first (1st) Expansion Lease Year shall commence on the Expansion Commencement Date and end on the day immediately preceding the first (1st) anniversary of the Expansion Commencement Date), and further provided that the last Expansion Lease Year shall end on the Expansion Expiration Date.

**	The calculation of the Monthly Base Rent per Rentable Square Foot reflects an annual increase of 2%, rounded to the nearest cent, after the previous Expansion Lease Year.

Concurrently with Tenant’s execution of this First Amendment, Tenant shall pay to Landlord the Base Rent and Tenant’s Share of Direct Expenses payable for the Expansion Premises for the first full month of the Expansion Term (i.e., Forty-Four Thousand Eight Hundred Seventy-Three and 00/100 Dollars ($44,873.00)).

5.    Tenant’s Share of Direct Expenses.

5.1.    Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease.

5.2.    Expansion Premises. Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the Expansion Premises, Tenant’s Share of Direct Expenses shall be equal to 12.6397%.

6.    Improvements. Except as specifically set forth herein or in the Tenant Work Letter attached hereto as Exhibit B and incorporated herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition, and neither Landlord nor any agent of Landlord has made any representation or warranty to Tenant regarding the condition of the Expansion Premises, the Building or the Project, or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business. In addition, Tenant hereby acknowledges that Tenant is currently in possession of the Existing Premises, and that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, or with respect to the suitability of the foregoing for the conduct of Tenant’s business. Accordingly, Tenant shall continue to accept the Existing Premises in its “as is” condition as of the date of this First Amendment.

7.    Option to Extend Lease Term. Landlord and Tenant hereby acknowledge and agree that Tenant’s right to extend the Lease Term pursuant to Section 2.2 of the Lease shall be applicable to the entire Premises (i.e., the Existing Premises and the Expansion Premises); provided, however, notwithstanding anything in the Lease to the contrary, Tenant shall have the right to extend the Lease Term pursuant to Section 2.2 of the Lease with respect to the Existing Premises only or with respect to the entire Premises (i.e., the Existing Premises and the Expansion Premises), and in no event shall Tenant have the right to extend the Lease Term for the Expansion Premises only.

8.    Tenant’s Access. Subject to applicable laws and the other provisions of the Lease, as hereby amended, and except in the event of an emergency, Tenant shall have access to the Building, the Premises and the Common Areas, other than common areas requiring access with a Building engineer, twenty-four (24) hours per day, seven (7) days per week, every day of the year; provided, however, that Tenant shall only be permitted to have access to and use of the loading dock, mailroom and other limited-access areas of the Building during the normal operating hours of such portions of the Building.

9.    Parking. Effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant, at no charge throughout the Expansion Term (other than

Direct Expenses to the extent allowed by the terms of Article 4 of the Lease), shall have the right to use up to twenty-five (25) unreserved parking passes (i.e., three (3) unreserved parking passes per 1,000 rentable square feet of the Expansion Premises) in connection with Tenant’s lease of the Expansion Premises, subject to and in accordance with the terms of the Lease.

10.    Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall equal Two Hundred Forty-Four Thousand Five Hundred Fifty-Three and 10/100 Dollars ($244,553.10). Landlord and Tenant acknowledge that, in accordance with Article 21 of the Lease, Tenant has previously delivered the sum of One Hundred Ninety-Four Thousand Six Hundred Sixty-Eight and 10/100 Dollars ($194,668.10) (the “Existing Security Deposit”) to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant’s execution of this First Amendment, Tenant shall deposit with Landlord an amount equal to Forty-Nine Thousand Eight Hundred Eighty-Five and 00/100 Dollars ($49,885.00) to be held by Landlord as a part of the Security Deposit. To the extent that the total amount held by Landlord at any time as security for the Lease, as hereby amended, is less than Two Hundred Forty-Four Thousand Five Hundred Fifty-Three and 10/100 Dollars ($244,553.10), Tenant shall pay the difference to Landlord within ten (10) days following Tenant’s receipt of notice thereof from Landlord.

11.    Statutory Disclosure and Related Terms. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject Expansion Premises and determine whether the subject Expansion Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Expansion Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject Expansion Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Expansion Premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord, while any CASp inspection initiated by Landlord shall be conducted, at Landlord’s sole cost and expense, by a CASp designated by Landlord; (b) with respect to improvements or repairs required to correct violations discovered during a CASp inspection initiated by Tenant, pursuant to Article 24 of the Lease, Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premis.es shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord’s option, either perform such repairs at Tenant’s sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs, provided that Landlord shall be solely responsible for the costs of performing such improvements or repairs to correct such violations of construction-related accessibility standards if such violations were discovered during a CASp inspection initiated by Landlord. The terms of this Section 11 do not amend or reduce the obligations of Landlord and Tenant set forth in Article 24 of the Lease regarding compliance with Applicable Laws, but apply solely to the obligations of Landlord and Tenant in connection with Tenant’s election to conduct a CASp inspection hereunder.

12.    Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 12 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

13.    No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

[Signatures appear on following page]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”	“TENANT”

HCP TPSP, LLC, a Delaware limited liability company	INHIBRX, INC., a Delaware corporation

By:	/s/ Michael Dorris	By:	/s/ Mark Lappe

Name:	Michael Dorris	Name:	Mark Lappe

Its:	VP	Its:	CEO

EXHIBIT A

TORREY PINES SCIENCE PARK

OUTLINE OF EXPANSION PREMISES

FPBA
FERGUSON
PAPE
BALDWIN
ARCHITECTS

PREMISES
NORTH

11025 North Torrey Pines Road

BUILDING 3 - FIRST FLOOR PLAN

SCALE: 1/32" = 1'-0"

13 MAY, 2019

0 20 40 60 FT

EXHIBIT A

EXHIBIT B

TORREY PINES SCIENCE PARK

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Expansion Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion Premises, in sequence, as such issues will arise during the actual construction of the Expansion Premises. All references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.

SECTION 1

TENANT IMPROVEMENTS

Landlord and Tenant have approved that certain space plan which is attached hereto as Schedule 1 (the “Space Plan”). Within five (5) days of the date on which Tenant executes this First Amendment, Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply such information necessary to allow the Landlord’s architects and engineers to complete the architectural and engineering drawings for the Expansion Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with, and which are a natural and logical extension of, the Space Plan (collectively, the “Approved Working Drawings”). Landlord shall construct the improvements in the Expansion Premises (the “Tenant Improvements”) in good workmanlike condition pursuant to the Approved Working Drawings. Tenant shall make no changes or modifications to (a) the Space Plan, or (b) once completed, the Approved Working Drawings, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification is reasonably likely to directly or indirectly materially delay the “Substantial Completion,” as that term is defined in Section 5.1 of this Tenant Work Letter, of the Tenant Improvements or increase the cost of designing or constructing the Tenant Improvements. The Tenant Improvements shall be constructed in accordance with Landlord’s Building standards, using Building standard methods, materials and finishes. Notwithstanding the foregoing, except as specifically set forth in Section 2, below, the Tenant Improvements shall not include built-in furniture, equipment, cubicle systems (including the cabling and phone wiring), personal property and/or any above-standard electrical, mechanical or plumbing systems.

SECTION 2

CHANGE ORDERS

In the event that after Tenant’s execution of this First Amendment, any revisions, changes, or substitutions shall be made to (i) the Space Plan, (ii) the Approved Working Drawings (once the same are completed), or (iii) the Tenant Improvements (collectively, “Change Orders”), then any additional costs which arise in connection with Change Orders shall be paid by Tenant to

EXHIBIT B

Landlord within five (5) business days following Landlord’s written request therefor, which request shall be accompanied by reasonable back-up documentation regarding the calculation of such additional costs; provided that Landlord may initially reasonably estimate the additional costs which arise in connection with Change Orders and Tenant shall pay to Landlord such estimated amount and, following completion of the Tenant Improvements, Landlord and Tenant shall reconcile the amount paid by Tenant with the amount that should have been paid by Tenant based on the actual costs incurred by Landlord.

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Landlord hereby assigns to Tenant all warranties and guaranties by the contractor who constructs the Tenant Improvements (the “Contractor”) relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

SECTION 4

INTENTIONALLY OMITTED

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

EXPANSION COMMENCEMENT DATE

5.1    Ready for Occupancy. The Expansion Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Tenant Improvements. For purposes of this First Amendment, “Substantial Completion” of the Tenant Improvements shall occur upon the completion of construction of the Tenant Improvements in the Expansion Premises, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, and the receipt of a temporary certificate of occupancy, or it legal equivalent, for the Expansion Premises.

5.2    Delay of the Substantial Completion of the Expansion Premises. Except as provided in this Section 5.2, the Expansion Commencement Date shall occur as set forth in this First Amendment and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Tenant Improvements or in the occurrence of any of the other conditions precedent to the Expansion Commencement Date, as set forth in of this First Amendment, as a result of (each, a “Tenant Delay”):

5.2.1    Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.2    A breach by Tenant of the terms of this Tenant Work Letter or the Lease, as hereby amended;

5.2.3    Tenant’s request for changes to the Tenant Improvements, the Space Plan, or, once completed, the Approved Working Drawings, or Tenant’s request for changes which cause the Approved Working Drawings to not be a logical extension of or consistent with the Space Plan or Tenant’s request for changes which require non-Building standard methods, materials or finishes;

EXHIBIT B

5.2.4    Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvements, as set forth in this First Amendment, or which are different from, or not included in, Landlord’s standard improvement package items for the Building;

5.2.5    Changes to the base, shell and core work of the Building required by the Approved Working Drawings; or

5.2.6    Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease, as hereby amended, or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Tenant Improvements, the date of Substantial Completion of the Tenant Improvements shall be deemed to be the date the Substantial Completion of the Tenant Improvements would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1    Tenant’s Entry Into the Expansion Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Landlord’s work in the Building and the Expansion Premises, Landlord shall allow Tenant access to the Expansion Premises at least thirty (30) days prior to the Substantial Completion of the Tenant Improvements for the purpose of Tenant installing Tenant’s furniture, equipment and/or fixtures (including Tenant’s data and telephone equipment) in the Expansion Premises. Prior to Tenant’s entry into the Expansion Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their reasonable approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2    Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Expansion Premises.

6.3    Tenant’s Representative. Tenant has designated Mark Lappe as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.4    Landlord’s Representative. Landlord has designated Jeff Sobczyk of PMA, Inc. as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

EXHIBIT B

6.5    Tenant’s Agents. All contractors, subcontractors, laborers, materialmen, and suppliers retained by Tenant in connection with the Tenant Improvements shall be union labor in compliance with the then existing master labor agreements.

6.6    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.

6.7    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as hereby amended, if an event of default as described in the Lease, as hereby amended, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as hereby amended, Landlord shall have the right to cause Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as hereby amended.

6.8    Cooperation by Tenant. Tenant acknowledges that the timing of the completion of the Approved Work Drawings and the Tenant Improvements is of the utmost importance to Landlord. Accordingly, Tenant hereby agrees to fully and diligently cooperate with all reasonable requests by Landlord in connection with or related to the design and construction of the Tenant Improvements, and in connection therewith, shall respond to Landlord’s requests for information and/or approvals, except as specifically set forth herein to the contrary, within five (5) business days following request by Landlord.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

SPACE PLAN

EXHIBIT B